FOR IMMEDIATE RELEASE	Contacts:	Carissa Carlley

Marketing and Public Relations (972) 747-0051

THE X-CHANGE CORPORATION APPOINTS JAMES F. FARR TO ITS BOARD OF DIRECTORS

DALLAS, April 21, 2008 The X-Change Corporation (OTCBB: XCHC), through its wholly owned subsidiary AirGATE Technologies, Inc., announced today that James F. Farr has joined the Board of Directors. Mr. Farr is a seasoned oil and gas services executive with over thirty two years in the industry in which he spent a large portion working at the executive and board level in both private and publicly traded companies.

Mr. Farr spent eight years as CEO of Dailey International where he successfully completed an IPO to facilitate the company’s growth. Mr. Farr has extensive experience introducing new products to the oil and gas industry, specifically in the area of down hole tools and drill string components, and in managing new product growth and distribution.

Mike Sheriff, Chairman and CEO stated, “I am delighted to have Jim join our Board of Directors and I’m confident his extensive experience in executive management and operations will make a significant contribution to the Company and assist us strategically in bringing our new products to market. He brings specific experience in the oil and gas industry and will prove a valuable resource for our management team and be a strong advocate for our shareholders. We look forward to working with Jim to continue to increase the value of X-Change Corporation.”

The Company also announced the resignation of Mr. H. David Friedman from the board of X-Change Corporation effective April 14, 2008. Mr. Friedman has served the Company well over the past year and is moving on to pursue other interests.

About X-Change Corporation

X-Change Corporation, through its wholly owned subsidiary, AirGATE Technologies, Inc. is a leading end-to-end solution based company specialized in designing, manufacturing and commercializing applicable wireless based technologies delivering to the oil and gas Industry. AirGATE supports small, medium and large enterprises. Please visit www.airgatetech.com for further information.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Such forward-looking statements are based on current expectations that are subject to significant risks, including our ability to continue to raise capital, our dependence on strategic relationships with key suppliers and customers, our business model’s dependence on widespread acceptance of wireless and RFID technology, our ability to develop recurring revenue streams and the competitiveness of the market in which we compete. These forward looking statements include statements regarding the intent, belief or current expectations of the X-Change Corporation, AirGATE Technologies and their respective managements regarding strategic directions, prospects, future events and future results. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by the X-Change Corporation, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or the X-Change Corporation’s investor relations web page at http://www.airgatetech.com/x-change/, and specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. The X-Change Corporation disclaims any obligation to update or correct any forward-looking statements made herein.